Exhibit 3.3

OPERATING AGREEMENT

of

energiUS Management LLC

(a Nevada limited liability company)

THIS OPERATING AGREEMENT (this “Agreement”), to be effective as of July 25, 2008 (the “Effective Date”), is by and among energiUS Management LLC, a Nevada limited liability company (the “Company”), and energiUS LLC, a Nevada limited liability company (the “initial Member(s)”), and Paul N. Nicholson (the initial “Manager(s)”).

RECITALS

The Company is a limited liability company formed on or about the Effective Date pursuant to Chapter 86 of Title 7 of Nevada Revised Statutes, as amended (the “Act”).  The other parties to this Agreement are the Company’s Members and Managers.

The parties intend by this Agreement to define their rights and obligations with respect to the Company’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Company’s activities.  Accordingly, with the intention of being legally bound, they agree as follows:

ARTICLE 1:  DEFINITIONS

1.1

Scope.  For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

1.2

Defined Terms.

(a)

“Act” means Chapter 86 of Title 7 of Nevada Revised Statutes, as amended.

(b)

“Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person, (2) a Person who owns or controls at least ten percent of the outstanding voting interests of the Person, (3) a Person who is an officer, director, manager or general partner of the Person, or (4) a Person who is an officer, director, manager, general partner, trustee or owns at least ten percent of the outstanding voting interests of a Person described in clauses (1) through (3) of this sentence.

(c)

“Agreement” means this agreement, including any amendments.

(d)

“Articles” means the Articles of Organization filed with the Secretary of State of Nevada to organize the Company as a limited liability company, including any amendments.

(e)

“Available Funds” means the Company’s gross cash receipts from operations, less the sum of: (1) payments of principal, interest, charges and fees pertaining to the Company’s indebtedness; (2) expenditures incurred incident to the usual conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business.

(f)

“Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

(g)

“Capital Account” of a Member means the capital account maintained for the Member in accordance with Article 4.5.

(h)

“Capital Investment” of a Member means an amount equal to the excess of the cumulative value of the Member’s Contributions of cash and property over the cumulative value of the Member’s Distributions of cash and property.  For purposes of this definition, (1) Distributions out of Available Funds are not taken into account and (2) the value of any Contribution or Distribution of property in kind is as recorded on the Company’s books at the time of the Contribution or Distribution.

(i)

“Code” means the Internal Revenue Code of 1986, as amended.

(j)

“Company” means energiUS Management LLC and any successor limited liability company or entity.

(k)

“Competing Activity” means an activity that competes with or is benefited by the Company’s present or prospective activities.  A passive investment in an Entity engaged in a Competing Activity is itself a Competing Activity only if the investor and the Entity are Affiliates.

(l)

“Contribution” means anything of value that a Member contributes to the Company as a prerequisite for or in connection with membership, including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(m)

“Dissociation” means a complete termination of a Member’s membership in the Company in consequence of an event described in Article 3.9.

(n)

“Distribution” means the Company’s direct or indirect transfer of money or other property with respect to a Membership Interest.

(o)

“Effective Date,” with respect to this Agreement, means July 25, 2008, or the date on which the Company’s existence as a limited liability company begins, as prescribed by the Act, whichever occurs first.

(p)

“Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(q)

“Manager” means a Person, whether or not a Member, who is vested with authority to manage the Company in accordance with Article 5.

(r)

“Member” means an initial Member and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date, in accordance with Article 3.1.

(s)

“Membership Interest” means a Member’s percentage interest in the Company, consisting of the Member’s right to share in Profits, receive Distributions, participate in the Company’s governance, approve the Company’s acts, participate in the designation and removal of a Manager and receive information pertaining to the Company’s affairs.  The Membership Interests of the initial Members are set forth in Article 3.1(a) of this Agreement. Changes in Membership Interests after the Effective Date, including those necessitated by the admission and Dissociation of Members, will be reflected in the Company’s records.  The allocation of Membership Interests reflected in the Company’s records from time to time is presumed to be correct for all purposes of this Agreement and the Act.

(t)

“Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(u)

“Person” means a natural person or an Entity.

(v)

“Preferred Return”, if authorized by the Members, means, notwithstanding Section 4.1(d) of this Agreement, an amount equal to a specified percentage to be paid by the Company on a Capital Contribution to the Company to be used as working capital.

(w)

“Profit” as to a positive amount, and “Loss” as to a negative amount, mean, for a Taxable Year, the Company’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

(x)

“Regulations” means proposed, temporary or final regulations promulgated under the Code by the Department of the Treasury, as amended.

(y)

“Taxable Year” means the Company’s taxable year as determined in accordance with Article 6.2.

(z)

“Transfer,” as a noun, means a transaction or event by which ownership of a Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure.  “Transfer,” as a verb, means to effect a Transfer.

(aa)

“Transferee” means a Person who acquires a Membership Interest by Transfer from a Member or another Transferee and is not admitted as a Member in accordance with Article 3.1.

(bb)

“Unit” means a corresponding percentage of Membership Interest in the Company. The Company is authorized to issue an unlimited number of Units. The Company may also issue Units with limited rights (e.g., non-voting, etc.) and/or preferred rights (e.g., Preferred Return, etc.) from time to time provided majority consent of the Company’s voting Members is obtained. At all times the aggregate Units issued and outstanding shall represent 100% of the Company’s Membership Interest.

ARTICLE 2:  THE COMPANY

2.1

Status.  The Company is a Nevada limited liability company organized under the Act.

2.2

Name.  The Company’s name is energiUS Management LLC

2.3

Term.  The Company’s existence as a limited liability company will commence on the Effective Date and continue in perpetuity unless sooner terminated under the Act or this Agreement.

2.4

Purpose.  The Company’s purpose is to engage in business for any lawful purpose.

2.5

Principal Place of Business; Designated Office.  The Company may establish principal places of business, both within or without the State of Nevada, as deemed prudent by the Managers.

2.6

Registered Agent; Registered Office.  The Company’s registered office in Nevada is located at 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109, and its registered agent at that location is Nevada Corporate Headquarters, Inc. The Company may change its registered agent or registered office at any time in accordance with the Act.

ARTICLE 3:  MEMBERS

3.1

Identification.

(a)

Initial Members.  The names, addresses and initial Membership Interests of the initial Members are as follows:

energiUS LLC

1,000 Units (100%)

2 Park Plaza, Suite 1075

Irvine, California 92614

(b)

Additional and Substitute Members.  The Company may admit additional or substitute Members upon the approval of a majority of Members.  A Member may withhold approval of the admission of any Person for any or no reason.

(c)

Rights of Additional or Substitute Members.  A Person admitted as an additional or substitute Member has all the rights and powers and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

(d)

Treasury Units.  The Company may hold Units in its treasury to be allocated at times and in amounts as agreed to between the Members. Until such Units are issued, all Units issued and outstanding shall comprise 100% of the aggregate voting equity Membership Interest of the Company.

(e)

Classes. The Company is authorized to issue Units with limited rights (e.g., non-voting, etc.) and/or preferred rights (e.g., Preferred Return, etc.) from time to time provided majority consent of the Company’s voting Members is obtained.

3.2

Changes and Verification of Membership Interests.

(a)

Changes in Membership Interests.  The Members’ Membership Interests may be changed only with the approval of all Members.  Treasury Units and/or other classes of Units may be issued only upon majority approval of the Members.

(b)

Verification of Membership Interests.  Within 10 days after receipt of a Member’s written request, the Company will provide the Member with a statement of the Member’s Membership Interest.  The statement will serve the sole purpose of verifying the Member’s Membership Interest, as reflected in the Company’s records, and will not constitute for any purpose a certificated security, negotiable instrument or other vehicle by which a Transfer of a Membership Interest may be effected.

3.3

Manner of Acting.

(a)

Meetings.

(1)

Right to Call.  Any Manager or any Member or combination of Members holding Units representing ten percent (10%) of the Company’s Membership Interest may call a meeting of Members by giving written notice to all Members not less than 5 nor more than 30 days prior to the date of the meeting. The notice must specify the date of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members orally, in writing or by attendance at the meeting, whether in person or via telephonic device.

(2)

Proxy Voting.  A Member may act at a meeting of Members through a Person authorized by signed proxy.

(3)

Quorum.  Members whose aggregate Units represent Membership Interest in excess of fifty percent (50%) will constitute a quorum at a meeting of Members.  No action may be taken in the absence of a quorum.

(4)

Required Vote.  Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose Units represent Membership Interest in excess of fifty percent (50%) of all Members present will constitute the act of the Members at a meeting of Members.

(b)

Written Consent.  The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate Membership Interest is at least equal to the minimum that would be necessary to take the action at a meeting at which all Members were present.

3.4

Limitation on Individual Authority.  A Member who is not also a Manager has no authority to bind the Company.  A Member whose unauthorized act obligates the Company to a third party will indemnify the Company for any costs or damages the Company incurs as a result of the unauthorized act.

3.5

Negation of Fiduciary Duties.  A Member who is not also a Manager owes no fiduciary duties to the Company or to the other Members solely by reason of being a Member. However, a Member may not participate, directly or indirectly, in a Competing Activity unless they first disclose the nature of the opportunity to the other Members in a duly called meeting of Members.  Upon disclosure of the opportunity, the Company shall have a 48-hour right of first refusal to evaluate the opportunity whereupon it must either accept or decline the opportunity. Upon acceptance of the opportunity the Company shall pay the Member reasonable consideration for an option to pursue the opportunity, for the Company’s own account. If a Member participates in a Competing Activity without complying with this Section 3.5, it must account to the Company for any income the Member derives from such participation.

3.6

Resignation of a Member.  A Member at any time may resign from the Company by giving written notice to the Company and the other Members at least 60 days prior to the effective date of the resignation.

3.7

Expulsion of a Member.  At any time there are more than two Members, the Company may expel a Member, but only for cause and with the approval of a majority in interest of the other Members.  Cause for expulsion exists if the Member has materially breached or is unable to perform the Member’s material obligations under this Agreement.  A Member’s expulsion from the Company will be effective upon the Member’s receipt of written notice of the expulsion.

3.8

Transfer of Membership Interest.

(a)

Restrictions on Transfer.  A Member may Transfer a Membership Interest only in compliance with this Article 3.8.  An attempted Transfer of all or a portion of a Membership Interest that is not in compliance with this Article 3.8 is null and void.

(b)

Permitted Transfers.  A Member at any time may Transfer all or a portion of a Membership Interest if, as of the date the Transfer takes effect, the Company is reasonably satisfied that all of the following conditions are met:

(1)

the Transfer, alone or in combination with other Transfers, will not result in the Company’s termination for federal income tax purposes;

(2)

the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws; and

(3)

the Company receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports.

(c)

Right of First Refusal.

(1)

If at any time a Member proposes to sell a Membership Interest pursuant to a bona fide written offer from a third-party purchaser, the Member (the “seller”) will make a written offer to sell the Membership Interest to the remaining Members for the same price and on the same terms as those contained in the offer from the third party.

(2)

The remaining Members must accept the seller’s offer by written notice delivered to the seller within 30 days after the offer is received.

(3)

The remaining Members may divide the Membership Interest in any manner to which they all agree.  In the absence of agreement, they will divide the Membership Interest in proportion to their Membership Interests, as of the time the offer is received.

(4)

If the remaining Members do not accept the seller’s offer, the seller may sell the Membership Interest to the third-party purchaser on the terms specified in the original offer, provided the Company is reasonably satisfied that all of the other conditions prescribed by this Article 3.8 are met.  However, if the remaining Members do not accept the seller’s offer and the seller does not complete the sale to the third-party purchaser within 30 days after the remaining Members’ right to accept the offer terminated, the seller must make a new offer to the remaining Members and the provisions of this Article 3.8 again will apply.

(d)

Transferor’s Membership Status. If a Member Transfers less than all of the Membership Interest, the Member’s rights with respect to the transferred portion, including the right to vote or otherwise participate in the Company’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer.  However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including any costs or damages resulting from the Member’s breach of this Agreement.  If the Member Transfers all of the Membership Interest, the Transfer will constitute an event of Dissociation for purposes of Article 3.9.

(e)

Transferee’s Status.

(1)

Admission as a Member.  A Member who Transfers a Membership Interest has no power to confer on the Transferee the status of a Member.  A Transferee may be admitted as a Member only in accordance with the provisions of Article 3.1.  A Transferee who is not admitted as a Member has only the rights described in this Article 3.8.

(2)

Rights of Non-Member Transferee.  A Transferee who is not admitted as a Member in accordance with the provisions of Article 3.1, (i) has no right to vote or otherwise participate in the Company’s governance, (ii) is not entitled to receive information concerning the Company’s affairs or inspect the Company’s books and records, (iii) with respect to the transferred Membership Interest, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred, but only at such times and in such amounts as the Company in its sole discretion may determine, and (iv) is subject to the restrictions imposed by this Article 3.8 to the same extent as a Member.

3.9

Dissociation.

(a)

Events of Dissociation.  A Member’s Dissociation from the Company occurs upon: (1) the Member’s resignation or expulsion from the Company; (2) the Member’s Transfer of the Member’s entire Membership Interest; (3) the Member’s Bankruptcy; (4) as to a Member who is a natural person, the Member’s death or adjudication of incompetency; (5) as to a Member who holds a Membership Interest as a fiduciary, distribution of the entire Membership Interest to the beneficial owners; or (6) as to a Member that is an Entity, the Entity’s dissolution.

(b)

Rights of Member Following Dissociation.  As of the effective date of the Member’s Dissociation: (i) the Member’s right to participate in the Company’s governance, receive information concerning the Company’s affairs and inspect the Company’s books and records will terminate; and (ii) unless the Dissociation resulted from the Transfer of the Member’s entire Membership Interest, the Member will be entitled to receive the Distributions to which the Member would have been entitled had the Dissociation not occurred, but only at such times and in such amounts as the Company in its sole discretion may determine.  Except as provided in this Article 3.9, the Member will have no right to receive Distributions or otherwise participate in the Company’s financial affairs.  The Member will, however, remain liable for any obligation to the Company that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Member’s breach of this Agreement.

3.10

Redemption of Dissociating Member’s Interest.

(a)

Optional Redemption.

(1)

If a Member’s Dissociation is a result of Bankruptcy, death, dissolution, expulsion, resignation, or Transfer of Membership Interest, at any time within 180 days after the effective date of the Dissociation, the Company may redeem not less than all of the Member’s Membership Interest on the terms set forth in this Article 3.10.

(2)

The Company must exercise its right to redeem the Membership Interest by giving written notice to the Member or the Member’s successor in interest (the “seller”) within the 180-day exercise period.  The notice must specify the redemption price and payment terms and indicate a closing date within 60 days after the date the notice is delivered.

(b)

Redemption Price.

(1)

The redemption price of the Membership Interest will be an amount equal to the greater of (i) the seller’s Capital Account as of the effective date of the Dissociation, adjusted to account for the seller’s share of any Profit or Loss the Company would have realized had it sold all of its assets for their fair market value on the effective date of the Dissociation or (ii) the amount that is equal to five times the Company’s average operating earnings for the previous five completed Taxable Years, multiplied by the seller’s Membership Interest.

(2)

The determination of the redemption price will be made by an independent qualified appraiser selected by the Company.  The Company will pay all costs associated with the determination of the redemption price.

(c)

Payment Terms.  The Company will pay the redemption price at the closing in the form of its promissory note in the principal amount of the purchase price payable in ten equal annual installments, with interest compounded quarterly at the applicable Federal rate in effect under Code Section 1274(d) for an obligation with the same terms.

ARTICLE 4: FINANCE

4.1

Contributions.

(a)

Initial Members.  The initial Members will contribute, in proportion to their initial Membership Interests, sufficient time, capital and resources to start the Company toward achieving its purpose hereunder.

(b)

Additional Members.  A Person admitted as a Member in connection with the acquisition of a Membership Interest directly from the Company after the Effective Date will make the Contributions specified in the agreement pursuant to which the Person is admitted as a Member.

(c)

Additional Contributions.  The Company may authorize additional Contributions at such times and on such terms and conditions as it determines to be in its best interest.  Absent the Company’s authorization, no Member is permitted to make additional Contributions.

(d)

Contributions Not Interest Bearing.  Unless otherwise provided for (e.g., Preferred Return), a Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company.

(e)

No Return of Contribution.  Unless otherwise provided for (e.g., Preferred), a Member is not entitled to the return of any Contribution prior to the Company’s dissolution and winding up.

4.2

Allocation of Profit and Loss.

(a)

Profits.  After giving effect to the special allocations required by Article 4.2(c) (the “special allocations”), the Company’s Profit for a Taxable Year, including the Taxable Year in which the Company is dissolved, will be allocated among the Members in proportion to the Members’ Membership Interests.

(b)

Losses.  After giving effect to the special allocations, the Company’s Loss for a Taxable Year, including the Taxable Year in which the Company is dissolved, will be allocated among the Members in proportion to the Members’ Membership Interests.

(c)

Special Allocations.

(1)

If a Member unexpectedly receives an adjustment, allocation, or distribution described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that creates or increases a deficit in the Member’s Capital Account as of the end of a Taxable Year, a pro rata portion of each item of the Company’s income, including gross income and gain for the Taxable Year and, if necessary, for subsequent years will be allocated to the Member in an amount and manner sufficient to eliminate the deficit in the Member’s Capital Account as quickly as possible.

(2)

If a Member would have a deficit in his or her Capital Account at the end of a Taxable Year that exceeds the sum of (i) the amount the Member is required to pay the Company pursuant to an obligation described in Section 1.704-l(b)(2)(ii)(c) of the Regulations and (ii) the Member’s share of Minimum Gain, a pro rata portion of each item of the Company’s income, including gross income and gain, for the Taxable Year will be allocated to the Member in an amount and manner sufficient to eliminate the deficit in the Member’s Capital Account as quickly as possible.

(3)

If there is a net decrease in the Company’s Minimum Gain during a Taxable Year, the items of the Company’s income, including gross income and gain, for the Taxable Year and, if necessary, for subsequent Taxable Years will be allocated to the Members in proportion to their shares of the net decrease in Minimum Gain.  If the allocation made by this paragraph would cause a distortion in the economic arrangement among the Members and it is expected that the Company will not have sufficient income to correct that distortion, the Company may seek to have the Internal Revenue Service waive the requirement for the allocation in accordance with Section 1.704-2(f)(4) of the Regulations.

(4)

Items of the Company’s loss, deductions and expenditures described in Code Section 705(a)(2)(B) that are attributable to the Company’s non-recourse debt and are characterized as Member non-recourse deductions under Section 1.704-2(i) of the Regulations will be allocated to the Members’ Capital Accounts in accordance with Section 1.704-2(i) of the Regulations.

(5)

Items of income, gain, loss and deduction with respect to property contributed to the Company’s capital will be allocated between the Members so as to take into account any variation between book value and basis, to the extent and in the manner prescribed by section 704(c) of the Code and related Regulations.

(6)

If the special allocations result in Capital Account balances that are different from the Capital Account balances the Members would have had if the special allocations were not required, the Company will allocate other items of income, gain, loss and deduction in any manner it considers appropriate to offset the effects of the special allocations on the Members’ Capital Account balances.  Any offsetting allocation required by this paragraph is subject to and must be consistent with the special allocations.

(d)

Effect of Transfers During Year.  The Company will prorate items attributable to a Membership Interest that is the subject of a Transfer during a Taxable Year between the transferor and the Transferee based on the portion of the Taxable Year that elapsed prior to the Transfer.

4.3

Tax Allocations.  For federal income tax purposes, unless the Code otherwise requires, each item of the Company’s income, gain, loss or deduction will be allocated to the Members in proportion to their allocations of the Company’s Profit or Loss.

4.4

Distributions.

(a)

Available Funds.  The Company will distribute its Available Funds to the Members at regular intervals as established by the Company.

(b)

Priority.  The Company will make all Distributions to the Members in proportion to their Membership Interests.

4.5

Capital Accounts.

(a)

General Maintenance.  The Company will establish and maintain a Capital Account for each Member.  A Member’s Capital Account will be:

(1)

increased by: (i) the amount of any money the Member contributes to the Company’s capital; (ii) the fair market value of any property the Member contributes to the Company’s capital, net of any liabilities the Company assumes or to which the property is subject; and (iii) the Member’s share of Profits and any separately stated items of income or gain; and

(2)

decreased by: (i) the amount of any money the Company distributes to the Member; (ii) the fair market value of any property the Company distributes to the Member, net of any liabilities the Member assumes or to which the property is subject; and (iii) the Member’s share of Losses and any separately stated items of deduction or loss.

(b)

Adjustments for Distributions in Kind.  If at any time the Company distributes property in kind, it will adjust the Members’ Capital Accounts to account for their shares of any Profit or Loss the Company would have realized had it sold the property at fair market value and distributed the sale proceeds.

(c)

Adjustments for Acquisitions and Redemptions.  If at any time a Person acquires a Membership Interest from the Company or the Company redeems a Membership Interest, the Company may adjust the Members’ Capital Accounts to reflect any Profit or Loss the Company would have realized had it sold all of its assets at fair market value on the date of the acquisition or redemption.

(d)

Transfer of Capital Account.  A Transferee of a Membership Interest succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of the Membership Interest that is the subject of the Transfer.

(e)

Compliance with Code.  The requirements of this Article 4.5 are intended and will be construed to ensure that the allocations of the Company’s income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5:  MANAGEMENT

5.1

Management by Members.  Management of the Company shall be conducted by Managers.  Members shall appoint Managers (who may also be Members) from time to time as necessary to carry on the Company’s business.

5.2

Time Devoted to Business.  A Manager will devote sufficient time and attention to the Company’s activities as may be reasonably necessary to fulfill the Company’s business adjectives.

5.3

Powers and Authority.

(a)

General Scope.  Except for matters on which the Members’ approval is required by the Act or this Agreement, the Managers have full power, authority and discretion to manage and direct the Company’s business, affairs and properties, including, without limitation, the specific powers referred to in Article 5.3(b).

(b)

Specific Powers.

(1)

The Managers are authorized on the Company’s behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Company’s assets; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the Company’s assets and business; (iv) the borrowing of money and the granting of security interests in the Company’s assets (including loans from Members); (v) the prepayment, refinancing or extension of any mortgage affecting the Company’s assets; (vi) the compromise or release of any of the Company’s claims or debts; (vii) the employment of Persons for the operation and management of the Company’s business; and (viii) all elections available to the Company under any federal or state tax law or regulation.

(2)

Each Manager on the Company’s behalf may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (ii) all checks, drafts and other orders for the payment of the Company’s funds; (iii) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Company’s organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Company’s affairs.

5.4

Manner of Acting.

(a)

General.  The Managers may act with respect to any matter within the scope of their authority at a meeting of Managers or pursuant to formal or informal procedures adopted at a meeting of Managers.  Procedures that may be adopted at a meeting of Managers include, without limitation, the establishment of dates and times for regular meetings, procedures pursuant to which the Managers may approve a matter without a meeting and the delegation of duties and responsibilities with respect to which the delegate may act without approval or ratification by the other Managers.

(b)

Written Consent.  The Managers may act without a meeting by written consent describing the action and signed by Managers whose voting power is at least equal to the minimum that would be necessary to take the action at a meeting at which all Managers were present.

(c)

Required Approval.  The decision of a majority in number of the Managers controls with respect to any matter arising within the scope of their authority.  A Manager may be absolved from personal liability with respect to the matter by registering dissent from the decision in the Company’s records within 30 days after receiving notice of the decision.  A dissenting Manager will nevertheless act with the other Managers in any way necessary or appropriate to effectuate the decision of the majority.

(d)

Participation by Non-Member Managers.  The fact that a Manager is not also a Member in no way limits the Manager’s right to vote on any matter properly within the scope of the Managers’ authority under this Agreement.

5.5

Required Member Approval.  Notwithstanding any other provision of this Agreement, without the approval of Members whose aggregate Membership Interest exceeds 50 percent, the Managers may take no action with respect to: (a) the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the Company’s assets; (b) the Company’s merger with or conversion into another Entity; (c) an undertaking involving a debt or obligation in excess of $100,000.00; (d) the compromise of a dispute involving an amount in controversy in excess of $100,000.00; (e) a transaction involving a conflict of interest between a Manager and the Company, including the establishment of the Manager’s compensation; (f) acceptance of an additional Contribution voluntarily tendered by any Member; (g) redemption of a Membership Interest; (h) extraordinary Distributions; and (i) the indemnification of a Manager.

5.6

Agency Power and Authority.  A Manager apparently acting for the Company in the usual course of its business has the power to bind the Company and no person has an obligation to inquire into the Manager’s actual authority to act on the Company’s behalf.  However, if a Manager acts outside the scope of the Manager’s actual authority or in contravention of a decision of the Managers, the Manager will indemnify the Company for any costs or damages it incurs as a result of the unauthorized act.

5.7

Fiduciary Duties.

(a)

Standard of Care.

(1)

Exculpation.  A Manager will not be liable to the Company or any Member for an act or omission done in good faith to promote the Company’s best interests, unless the act or omission constitutes gross negligence, intentional misconduct or a knowing violation of law.

(2)

Justifiable Reliance.  A Manager may rely on the Company’s records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person’s expertise or competence.

(b)

Conflicts of Interest.

(1)

Competing Activities.  A Manager, regardless of whether they are also a Member, may not participate, directly or indirectly, in a Competing Activity unless they first follow the disclosure procedure outlined for Members in Section 3.5 of this Agreement. If a Manager fails to do so, it must account to the Company for any income the Manager derives from such participation.

(2)

Company Opportunities. A Manager, regardless of whether they are also a Member, must follow the disclosure procedure outlined for Members in Section 3.5 of this Agreement, in the disclosure of business opportunities that the Manager believes or has reason to believe the Company would consider accepting if brought to its attention. If the Company declines to accept the opportunity, the Manager may pursue it for the Manager’s own account. If the Manager fails to disclose the opportunity, the Manager will account to the Company for any income the Manager derives from the opportunity and will indemnify the Company for any loss the Company incurs as a result of the failure to disclose.

(c)

Self-Dealing.  A Manager may enter into a business transaction with the Company if the terms of the transaction are no less favorable to the Company than those of a similar transaction with an independent third party.  Approval or ratification by Members having no interest in the transaction constitutes conclusive evidence that the terms satisfy the foregoing condition.

5.8

Indemnification of Managers.  The Company may but is not required to indemnify each Manager for all expenses, losses, liabilities and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the Company’s activities, except an action with respect to which the Manager is adjudged to be liable for breach of a fiduciary duty owed to the Company or the Members under the Act or this Agreement.

5.9

Compensation.  The Company will compensate a Manager for services rendered to or on behalf of the Company.  The amount of the compensation will be commensurate to the value of the services and may be determined with or without regard to Profit or other indicators of the results of operations.  Compensation paid to a Manager will be treated as an expense for purposes of determining Profit.  The Company will also reimburse each Manager for reasonable expenses properly incurred on the Company’s behalf.

5.10

Tenure.

(a)

Term.  A Manager will serve until the earlier of: (1) the Manager’s resignation; (2) the Manager’s removal; (3) the Manager’s Bankruptcy; (4) as to a Manager who is a natural person, the Manager’s death or adjudication of incompetency; and (5) as to a Manager that is an Entity, the Manager’s dissolution.

(b)

Resignation.  A Manager at any time may resign by written notice delivered to the Members at least 30 days prior to the effective date of the resignation.

(c)

Removal.  The Members may remove a Manager only for cause.  Cause for removal exists if the Manager has materially breached or is unable to perform the Manager’s material obligations under this Agreement.

(d)

Vacancy.  If a Manager for any reason ceases to act, the Members will promptly elect a successor, to serve until a successor is elected and qualified.

ARTICLE 6:  RECORDS AND ACCOUNTING

6.1

Maintenance of Records.

(a)

Required Records.  The Company will maintain at its principal place of business such books, records and other materials as are reasonably necessary to document and account for its activities, including, without limitation, those required to be maintained by the Act.

(b)

Member Access.  A Member and the Member’s authorized representative will have reasonable access to and may inspect and copy all books, records and other materials pertaining to the Company or its activities.  The exercise of such rights will be at the requesting Member’s expense.

(c)

Confidentiality.  No Member or Manager will disclose any information relating to the Company or its activities to any unauthorized person or use any such information for his or her or any other Person’s personal gain.

6.2

Financial Accounting.

(a)

Accounting Method.  The Company will account for its financial transactions using a method of accounting determined by the Managers in compliance with Sections 446 and 448 of the Code.

(b)

Taxable Year.  The Company’s Taxable Year is the Company’s annual accounting period, as determined by the Managers in compliance with Sections 441, 444 and 706 of the Code.

6.3

Reports.

(a)

Members.  As soon as practicable after the close of each Taxable Year, the Company will prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the Company’s operations for the Taxable Year and (2) enable the Members to completely and accurately reflect their distributive shares of the Company’s income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

(b)

Periodic Reports.  The Company will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business.

6.4

Tax Compliance.

(a)

Withholding.  If the Company is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

(1)

the amount withheld will be considered a Distribution to the Member; and

(2)

if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Company will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

(b)

Tax Matters Partner.  The Company will designate a Member to act as the “Tax Matters Partner” pursuant to Section 6231(a)(7) of the Code.  The Company may remove any Tax Matters Partner, with or without cause, and designate a successor to any Tax Matters Partner who for any reason ceases to act.  A Member is eligible to serve as the Tax Matters Partner only if (1) the Member is then serving as a Manager or (2) no Member is then serving as a Manager.  The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company’s tax items and will provide the Members with copies of all notices received from the Internal Revenue Service regarding the commencement of a Company-level audit or a proposed adjustment of any of the Company’s tax items.  The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item.  The Company will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner’s authority.

ARTICLE 7:  DISSOLUTION

7.1

Events of Dissolution.

(a)

Enumeration.  The Company will dissolve upon the first to occur of:

(1)

the vote of the Members to dissolve the Company;

(2)

any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; or

(3)

any event or circumstance that makes it unlawful or impossible for the Company to carry on its business.

(b)

Exclusivity of Events.  Unless specifically referred to in this Article 7.1, no event, including an event of dissolution prescribed by the Act, will result in the Company’s dissolution.

7.2

Effect of Dissolution.

(a)

Appointment of Liquidator.  Upon the Company’s dissolution, the Managers will appoint a liquidator, who may but need not be a Member.  The liquidator will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article 7.2.

(b)

Final Accounting.  The liquidator will make proper accountings (1) to the end of the month in which the event of dissolution occurred and (2) to the date on which the Company is finally and completely liquidated.

(c)

Duties and Authority of Liquidator.  The liquidator will make adequate provision for the discharge of all of the Company’s debts, obligations and liabilities.  The liquidator may sell, encumber or retain for distribution in kind any of the Company’s assets.  Any gain or loss recognized on the sale of assets will be allocated to the Members’ Capital Accounts in accordance with the provisions of Article 4.2.  With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members’ Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

(d)

Final Distribution.  The liquidator will distribute any assets remaining after the discharge or accommodation of the Company’s debts, obligations and liabilities to the Members in proportion to their Capital Accounts.  The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common.  A Member whose Capital Account is negative will have no liability to the Company, the Company’s creditors or any other Member with respect to the negative balance.

(e)

Required Filings.  The liquidator will file with the Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company’s existence.

ARTICLE 8:  GENERAL PROVISIONS

8.1

Amendments.

(a)

Required Amendments.  The Company, the Manager and the Members will execute and file any amendment to the Articles required by the Act.  If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

(b)

Other Amendments.  Any Manager or any Member may propose for consideration and action an amendment to this Agreement or to the Articles.  A proposed amendment will become effective at such time as it is approved by the Managers and all Members.

8.2

Power of Attorney.  Each Member appoints each Manager, with full power of substitution, as the Member’s attorney-in-fact, to act in the Member’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Company as a limited liability company in the states and foreign countries where the Company conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Company or its status, including, without limitation, amendments to the Articles, and (c) all instruments of transfer necessary to effect the Company’s dissolution and termination.  The power of attorney granted by this Article 8.2 is irrevocable, coupled with an interest and will survive the death of the Member.

8.3

Nominee.  Title to the Company’s assets may be held in the name of the Company or any nominee (including any Manager or any Member so acting), as the Company determines.  The Company’s agreement with any nominee may contain provisions indemnifying the nominee for costs or damages incurred as a result of the nominee’s service to the Company.

8.4

Investment Representation.  Each Member represents to the Company and the other Members that (a) the Member is acquiring a Membership Interest in the Company for investment and for the Member’s own account and not with a view to its sale or distribution and (b) neither the Company nor any other Member has made any guaranty or representation upon which the Member has relied concerning the possibility or probability of profit or loss resulting from the Member’s investment in the Company.

8.5

Resolution of Disputes – Mediation.  The parties will endeavor in good faith to resolve all disputes arising under or related to this Agreement by mediation according to the then prevailing rules and procedures of the American Arbitration Association prior to seeking redress in a court of competent jurisdiction.

8.6

Notices.  Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, fax, E-mail or private courier.  The notice must be prepaid and addressed as set forth in the Company’s records.  The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the fifth day after mailing.

8.7

Resolution of Inconsistencies.  If there are inconsistencies between this Agreement and the Articles, the Articles will control.  If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement.  Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company’s governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.8

Provisions Applicable to Transferees.  As the context requires and subject to the restrictions and limitations imposed by Articles 3.8 and 3.9, the provisions of this Agreement pertaining to the rights and obligations of a Member also govern the rights and obligations of the Member’s Transferee.

8.9

Additional Instruments.  Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company’s formation and activities.

8.10

Computation of Time.  In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not be included.  The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday.

8.11

Entire Agreement.  This Agreement and the Articles comprise the entire agreement among the parties with respect to the Company.  This Agreement and the Articles supersede any prior agreements or understandings with respect to the Company.  No representation, statement or condition not contained in this Agreement or the Articles has any force or effect.

8.12

Waiver.  No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.13

General Construction Principles.  Words in any gender are deemed to include the other genders.  The singular is deemed to include the plural and vice versa.  The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

8.14

Binding Effect.  Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of Transferees, this Agreement is binding on and will inure to the benefit of the Company, the Members and their respective distributees, successors and assigns.

8.15

Governing Law.  Nevada law governs the construction and application of the terms of this Agreement.

8.16

Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original.

* * * * *

Signed on the respective dates set forth below, to be effective as of the Effective Date.

COMPANY:

energiUS Management LLC

a Nevada limited liability company

By: /s/ Paul N. Nicholson

Date: July 25, 2008

Paul N. Nicholson

Manager

INITIAL MEMBERS:

energiUS LLC

a Nevada limited liability company

By: /s/ Paul N. Nicholson

Date: July 25, 2008

Paul N. Nicholson

Member

INITIAL MANAGERS:

/s/ Paul N. Nicholson

Date: July 25, 2008

Paul N. Nicholson, individually